EXHIBIT 99.1

Curis Announces $15.1 Million Registered Direct Offering

LEXINGTON, Mass., July 6, 2023 (PRNEWSWIRE) – Curis, Inc. (Nasdaq: CRIS), a biotechnology company focused on the development of emavusertib, a triple target inhibitor (IRAK4, FLT3 and CLK) for the treatment of hematologic malignancies, today announced that it has entered into definitive agreements led by existing investors for the purchase of 18.4 million of its shares of common stock at a purchase price of $0.82 per share in a registered direct offering priced at-the-market under Nasdaq rules.
Gross proceeds to the Company from the offering are expected to be approximately $15.1 million, before deducting the placement agents’ fees and other offering expenses payable by Curis. Curis intends to use the net proceeds from the offering on research, development, working capital, and other general corporate purposes. The closing of the offering is expected to occur on or about July 10, 2023, subject to the satisfaction of customary closing conditions. Cantor Fitzgerald & Co. and Truist Securities, Inc. are acting as the placement agents for the offering.
The shares are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-254362) that was filed with the United States Securities and Exchange Commission (“SEC”) on March 16, 2021, as amended by Post-Effective Amendment No. 1 to Form S-3 Registration Statement and Post-Effective Amendment No. 2 to Form S-3 Registration Statement, each filed with the SEC on February 24, 2022. A prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. The offering is being made only by means of a prospectus and related prospectus supplement. When available, electronic copies of the prospectus supplement and the accompanying prospectus may also be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 4th Floor, New York, NY, 10022, by email at prospectus@cantor.com or from Truist Securities, Inc., Attention: Prospectus Department, 3333 Peachtree Road NE, 9th floor, Atlanta, Georgia 30326, by telephone at (800) 685-4786, or by email at TruistSecurities.prospectus@Truist.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Curis

Curis is a biotechnology company focused on the development of innovative therapeutics for the treatment of cancer. In 2015, Curis entered into a collaboration with Aurigene in the areas of immuno-oncology and precision oncology. As part of this collaboration, Curis has exclusive licenses to oral small molecule antagonists of immune checkpoints including the VISTA/PDL1 antagonist CA-170, and the TIM3/PDL1 antagonist CA-327, as well as the IRAK4 kinase inhibitor, emavusertib (CA-4948). Emavusertib is currently undergoing testing in the Phase 1/2 TakeAim Lymphoma trial in patients with hematologic malignancies, such as non-Hodgkin's lymphoma and other B cell malignancies, both as a monotherapy and in combination with BTK inhibitor ibrutinib, and the Phase 1/2 TakeAim Leukemia trial in patients with acute myeloid leukemia and myelodysplastic syndrome, for which it has received Orphan Drug Designation from the U.S. Food and Drug Administration. In addition, Curis is engaged in a collaboration with ImmuNext for development of CI-8993, a monoclonal anti-VISTA antibody. Curis is also party to a collaboration with Genentech, a member of the Roche Group, under which Genentech and Roche are commercializing Erivedge® for the treatment of advanced basal cell carcinoma.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, any statements with respect to Curis’s registered direct offering, anticipated use of proceeds and plans, prospects for Curis and the expected closing of the offering. Forward-looking statements may contain the words "believes," "expects," "anticipates," "plans," "intends," "seeks," "estimates," "assumes," "predicts," "projects," "targets," "will," "may," "would," "could," "should," "continue," "potential," "focus," "strategy," "mission," or similar expressions. Actual results may differ materially from those indicated by such forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market and other conditions, the satisfaction of customary closing conditions related to the registered direct offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that Curis will be able to complete the registered direct offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. Additional risks and uncertainties relating to the registered direct offering, Curis and its business can be found under the caption “Risk Factors” included in Curis’s Annual Report on Form 10-K for the year ended December 31, 2022 and Curis’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, Curis’s prospectus supplement to be filed with the SEC, and in other filings that Curis periodically makes with the SEC. In addition, any forward-looking statements included in this press release represent the view of Curis only as of today and should not be relied upon as representing Curis’s views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by law.

For More Information:

Investor Relations
Stephanie Ascher
Stern Investor Relations, Inc.
(212) 362-1200
stephanie.ascher@sternir.com